Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Hawaiian Telecom Communications, Inc.

2.	That a Certificate of Amendment to the Certificate of Incorporation of Paradise Mergersub, Inc.

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on October 27, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:

“First: That the Certificate of Incorporation of Paradise Mergersub, Inc. (“the Corporation”) was filed with the Secretary of the State of Delaware on October 12, 2004.”

4.	Article 1 of the Certificate is corrected to read as follows:

“First: That the Certificate of Incorporation of Paradise Mergersub, Inc. (“the Corporation”) was filed with the Secretary of Delaware on May 19, 2004.”

or

Article                                          of the Certificate is hereby eliminated.

or

The execution, sealing or acknowledgment of the Certificate is corrected as follows:

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Susan Ko, an Authorized Officer, this 15th day of April, A.D. 2005.

By:	/s/ Susan Ko
Authorized Officer
Name:	Susan Ko
Print or Type
Title:	Vice President